Exhibit 10.1

Beijing  Beiyuan Law Firm

25 Xutucheng Road, Culture Building, Rm204
Haidian District, Beijing 100022 PRC
Tel: (8610) 62271655; Fax: (8610) 86865138
E-mail: lawyerljf@sina.com
Website: www.beiyuanlaw.com

Xunna Information Technology Inc.	February 9, 2012
700 S Henderson RD STE 202
King Of Prussia, PA 19406 USA

Dear Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Xunna Information Technology Inc. (the “Company” or “Xunna”), a company incorporated under the laws of the State of Nevada, in connection with Chinese law issues commented on January 9, 2012 letter by the US Securities and Exchange Commission to the Company’s Registration Statement on Form S-1. In so acting, we have reviewed the Form S-1 and the comment letter dated on January 9, 2012 and examined related laws and regulations as we have deemed necessary or advisable for the purposes of rendering this opinion.

The following terms as used in this opinion are defined as follows:

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Company.

“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations, and subordinary legislations of the PRC.

Based on the foregoing, we are of the opinion that:

We confirm in writing that we are familiar with the company’s organizational structure that Xunna does not have subsidiaries or variable interest entities (“VIEs”) by reviewing the Company’s organizational structure and related articles of incorporation when we were providing the legal opinion.  The reason we used these concepts is that we were addressing “Material Adverse Effect” to Xunna in term of general company background and environment. The Company without subsidiaries or VIEs is within the scope of general company background and environment in term of addressing “Material Adverse Effect.”

Regarding the approval procedures of restricted industry under the Catalogue for the Guidance of Foreign Investment Industries, according to Article 12 of Provisions on Guiding the Orientation of Foreign Investment (Decree [2002] No.346 of the State Council), “according to the vested approval authority, project with foreign investment, per the nature of project, shall be examined and approved by and filed with the Department of Development Planning (currently it is called National Development and Reform Commission) and the Economic and Trade Department (currently it is called the Ministry of Commerce), respectively. Among those, the projects with foreign investment under the category of restricted industry within the investment amount provided for shall be subject to the examination and approval of the corresponding competent departments of the people's governments of the provinces, autonomous regions, municipalities directly under the Central Government and municipalities separately listed on the State plan, and shall be reported to the competent departments at the next higher level and the competent industrial departments; the power for examination and approval of this kind of projects may not be granted to the authorities at lower levels. The projects with foreign investment in the service area that are opened to the outside world step by step shall be subject to the examination and approval according to the relevant provisions of the State. The projects with foreign investment involving quotas and licenses must apply to the departments for quotas and licenses first. Where there are otherwise provisions of laws and administrative regulations on the procedures and measures for the examination and approval of projects with foreign investment, those provisions shall be observed.” If website design and building service under the Guidance of Foreign Investment Industries is amended into the category of limitation, Xunna has to get the approval procedures aforesaid through to obtain approval to continue its business in the PRC.

If website design and building service under the Guidance of Foreign Investment Industries is amended into the category of prohibition, the Company would either stop doing business in the PRC or reorganize its equity structure through some ways such as VIEs to get around the PRC laws’ prohibition of foreign ownership of the operation business.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Form S-1, if necessary. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

Junfeng Li, Partner
李俊峰，合伙